Exhibit 99.1
PREMIER EXHIBITIONS INC.
Moderator: Christopher Davino
May 24, 2011
9:00 am ET
Operator: Good morning and welcome to the Premier Exhibitions fourth quarter and fiscal year 2011 earnings results conference call. Today’s conference is being recorded.
I will remind everyone that we will be making forward-looking statements on today’s call. These forward-looking statements are based on our current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to the risk factors identified in our Form 10-K for the period ended February 28, 2011 and our subsequent filings with the Securities and Exchange Commission.
And, now I will hand the call over to Christopher Davino, Chief Executive Officer of Premier Exhibitions Inc. Please go ahead.
Christopher Davino: Good morning, everyone. In a moment I’m going to turn the call over to Sam Weiser, our Interim CFO, who will address our fourth quarter results.
But, first I want to provide some perspective on the full year fiscal 2011, I’ll also describe our efforts to scale back the business over the last few months; and, lastly, give some color regarding the strategic initiatives that we currently have under way.

In fiscal 2011, I think it’s fair to say that management pursued relatively bold strategic initiatives in an attempt to dramatically reposition the Company. We did that in a few regards.
•	First, we attempted to unlock value inherent in the collection. We focused on building a dynamic business model around Titanic going well beyond the narrow confines of the exhibition business, creating new assets and revenue streams, and establishing real brand ownership of Titanic — which we believe is critical in realizing on those opportunities;
•	Next, we pursued a relatively aggressive plan to re-launch BODIES that included re-imagining the exhibition itself and obviously expanding the self-operative touring model;
•	And, last we pursued new content development by focusing on instilling best practices with regard to the development effort, bringing in proven capabilities on a contracted, as-needed basis, as well as identifying certain opportunities for our future pipeline.
Let me briefly recap those initiatives where I believe we were successful, areas where we fell short; and, one, in particular, where we performed poorly. Let me take that last issue first.
Clearly, with regard to the BODIES self-operated touring model, our results were poor. The bottom line is, in my tenure here at Premier, we’ve put 13 shows into the marketplace; one or two have done reasonably well; a handful have had breakeven to modest results; and the balance, candidly, lost money — in some cases, significant amounts.
As a consequence of those results, we’ve made the strategic decision to take advantage of certain BODIES leases terming out and returning three full BODIES sets to Dr. Sui. With that, we took the opportunity to dramatically scale back the infrastructure and to take significant cost out of the system on a permanent basis. Sam will go into some detail about that.
I think it’s fair to say that other than the BODIES touring model, I believe our other initiatives were largely successful. For Titanic, we successfully executed the expedition to the wreck site. In this regard, importantly, we were to bring in as partners to the mission, leaders in the oceanographic and archaeological space, really spanning both the public and private sectors.

The mission produced our key objectives. We created the first ever comprehensive site survey map of the wreck site. We generated the data sets and the imagery to produce a “Virtual Titanic,” which I’ve talked about in the past, which are the mosaics of the bow and the stern section of the ship. And we really did, I think, a good job in setting the table to produce multiple revenue streams down the road.
In addition to that, I believe we made significant strides with regard to our web and social media platforms, together with our partnership with NBC and its affiliates, allowed people the world over to follow this ground breaking mission to the Titanic and really establish RMST as the rightful owner of the brand.
In addition to Titanic, I believe the re-launch of the BODIES exhibition was also successful. We reopened the show in January. And, I believe what we put out into the marketplace is a much more vibrant, educational and visually engaging experience grounded in the storyline, “Your Amazing Body”.
The show’s been well received by the media and consumers. And, we are hopeful that the show will reverse the attendance declines that we’ve experienced over the last several years.
In terms of new content, I believe we’ve also made relatively significant strides. I think that will be evident in the launch of Dialog in the Dark in New York. I would classify Dialog as new content due to the dramatic changes that we’re implementing, as compared to the Atlanta show — but I’ll get into that in a minute.

Also, for new content, we’ve gone public with the Playboy project, where we put substantial development efforts into that over the last year. Not to spend a lot of time on it, but just to say that we believe we’ve created a very unique and compelling experience that goes well beyond the historical static exhibition model. We’re in the process of seeking partners and investors, so as to bring needed promotional capabilities to the table and to share in development costs.
But before I get into where we’re heading next, I’m going to turn the call over to Sam to go into some detail about our fourth quarter results. Sam?
Sam Weiser: Thank you, Chris. Hello everyone and thank you for joining us today. Before we review our financial results for the fourth quarter, I want to, again, remind everyone that part of our discussion this morning includes forward-looking statements.
These forward-looking statements are not guarantees of future performance; and, therefore, undue reliance should not be placed upon them as actual results might differ materially. We refer you to the risk factors identified in our filings with the Securities and Exchange Commission for a more detailed discussion of these risks that may have a direct bearing on our operating results, performance and financial conditions.
With regard to fourth quarter results, lower than anticipated exhibition attendance, fewer operating days and lower ticket prices negatively impacted gross profit. However, there was progress in other parts of our business including a 25% increase in merchandise sales and improved operational efficiency with regard to our permanent venue locations.
During the fourth quarter, we also engaged in a restructuring effort to downsize the business and improve operating results by exiting the self-operating BODIES touring business segment and generating more than $4 million in annualized cost savings from headcount reductions, reduced marketing expenditures and structural changes in permanent venue operations.

I will discuss the restructuring in greater detail later, but the objectives of the restructuring exercise was to achieve positive cash flow, improve operational efficiency, and narrow or eliminate the loss from operations. The restructuring was Company-wide and affected all areas of the business.
Before discussion some of the changes we have made on a going-forward basis, I’d like to discuss the results for the fourth quarter and year ended February 28, 2011.
Exhibition revenue fell 4.9% to $9.8 million from $10.3 million in the year earlier period. As noted, we had fewer operating days, lower average attendance and lower average ticket prices for the period.
Our fewer operating days were due in part to our decision to exit self-run BODIES touring — the self-run BODIES touring segment of our business. Many of these self-run shows closed during the fourth quarter; and, as Chris mentioned, three specimen sets were returned by the Company to their owner.
Attendance for the quarter was softer for a couple of reasons.
•	First, we closed our New York exhibition in January and refurbished the exhibition space, re-launched the BODIES exhibit (incorporating many of the design changes developed over the last year), and made room for Dialog in the Dark, which will now share the space with BODIES. This cost us about a month of attendance.
•	Second, while our self-run exhibitions benefited from lower production costs in many markets, the daily attendance for those markets was also lower than expected.
•	Finally, the decline in average ticket price was due in large part to the discounting required in many of the self-run markets to drive attendance.

Cost of exhibition revenue was steady compared to the fourth quarter of 2010. For the year, the significant increase in cost of exhibition revenue was directly related to our self-operated exhibition where the Company bore the full cost of marketing, production and operations.
While we changed strategy in the fourth quarter by exiting our self-run, there was little benefit realized in the quarter as most of the cost to market, operate and remove the exhibition was recognized during the period. We anticipate the real benefits in terms of reduced cost of exhibition revenue will materialize in the first and second quarters of the current fiscal year. Year-to-date, our results for the first quarter reflect a decrease in this area.
Over the past few calls, a lot has been said about the financial results and the losses stemming from the self-operated BODIES touring segment of our business. For the full year and the fourth quarter, gross profit was impacted. Rather than rehash old discussions, let me just recap the results and move on.
In the fiscal fourth quarter, self-operated touring BODIES lost $1 million. All other segments of our operating mix contributed $2.8 million to gross profit margins.
For the full fiscal year, the total impact of self-operated BODIES was a loss of $2 million, while the rest of our business contributed positive gross margin of $13 million. In both the fourth quarter and the full year results, our self-run exhibition in Mexico City was responsible for half of the total losses from the self-run BODIES exhibitions.
Looking forward, although we anticipate that gross revenue will decline in fiscal ‘12 due to fewer exhibitions in the market, we should see a corresponding decline in exhibition costs, having retired six BODIES exhibitions in the fourth quarter and two more by the end of this summer.

With an exhibition portfolio that now carries far less risk and attendance patterns at our permanent locations that we consider more predictable, we believe our gross profit margin should be significantly improved on a year-to-year basis.
I now want to address G&A. For Premier to achieve its objectives of generating positive cash flow and positive EBITDA, gross profit margin must exceed general & administrative expenses. G&A, for the most part, represents overhead for the business and the cost of carrying the infrastructure necessary to sell, market, build and operate exhibitions.
Our restructuring initiative focused on this equation. And, I will talk more about the progress we’ve made but first let me recap the fourth quarter and full year results.
G&A for the fourth quarter increased by $543,000, while, for the full year, G&A declined by $5.4 million. The increase in G&A for the quarter was largely driven by an increase in stock compensation and additional reserves for bad debt expense. However, the full year decline in G&A was driven by significantly lower compensation costs, lower legal costs and lower bad debt losses.
As I have already mentioned repeatedly, the Company has been restructuring its operation since we announced in January our intent to reduce our BODIES inventory. We are attempting to drive efficiencies in our production model, reduce overhead cost and restructure our venue operations.
The result has been substantial progress in right-sizing our organization. To date we have stripped out more than $4 million in operating costs and we continue to look for further cost savings. The benefits of these efforts, while not widely apparent in the fourth quarter results, will begin to appear in the results for the first quarter and its subsequent quarters throughout fiscal 2012.

The steps we’ve taken include a 40% reduction in headcount that includes permanent staff and dedicated consultant resources. This has reduced operating expenses by more than $3 million both at the G&A and cost of goods sold level.
These savings include salary expense for our former CFO and CMO, as well as other individuals who have left the Company voluntarily; and, who, at this point, have not been replaced. To some extent, these personnel savings have exceeded our goal; and, going forward, some of these cost savings may be redeployed to hire new professionals whose skills specifically address our business needs.
We have also reduced our marketing expenditures by more than $1 million on an annualized basis as we look to redeploy marketing dollars in different areas that we think will enhance the efficacy of reaching our target market at a lower cost of acquisition.
We have also reviewed our permanent venue operations; and, through staff reductions and efficiency efforts, our operating costs in New York, Atlanta, and Las Vegas have been reduced by more than $750,000 on an annualized basis.
The effort to wrest additional cost savings out of our permanent venue operations continues. In fact, management has been charged with instituting sound and consistent business policies across these venues; and, as the process evolves, we expect additional cost savings will materialize.
We have returned three specimen sets. While most of the cost of these specimens sets was reflected at the gross margin level, when these specimens sets were not being exhibited, the cost of those obligations were reflected in G&A. We will be returning an additional set of specimens currently supporting touring exhibitions at the end of the summer, which will further reduce our exposure to those obligations at the G&A level.

We have taken significant steps to rein in spending across the entire organization. Upon my taking control of the finance organization, one of our first measures was an across-the-board reduction of approval authorities in spending limits. All significant expenditures now require senior-management approval, which was not previously the case.
The result has been better transparency into the business and a better ability to manage costs and cash flow. We have already begun to see the savings from these efforts in the first quarter.
Finally, we have also taken steps to impose new policies and procedures on the business to limit cost in other areas. From cell phones to Internet cards to travel costs and other overhead expenditures, we have imposed oversight controls to better manage the business overall.
As discussed earlier, no level of cost management will account for an attendance shortfall. Premier is a revenue-driven business and we are focused on finding new ways to drive traffic. From a finance perspective, we are working to associate all costs with revenue production, and where appropriate, determine where we can continue to trim overhead.
Our loss on operations narrowed in the fourth quarter to $5 million from $8.4 million. For the full-year, loss on operations declined from a loss of $20.3 in fiscal 2010 to a loss of $13 million in fiscal 2011.
In the fourth quarter of last year, the Company took a restructuring charge related to its lease at the Luxor in Las Vegas resulting in a charge of almost $4.4 million. For the full-year ended February 28, 2010, the Company also recorded an impairment charge related to the return of certain specimen sets that resulted in a loss of more than $4.5 million. When eliminating these one-time charges, operationally, the Company’s performance declined in both the fourth quarter and fiscal 2011 versus comparable to fiscal 2010 period.

Our primary focus for 2012 is to reverse this trend. Last year’s results were mainly the result of poor market selection and a bad business mix that was heavily dependent on self-run exhibitions. Simply stated, attendance in the markets where we self-operated the BODIES shows simply didn’t draw sufficient numbers to offset the cost of advertising, marketing, and operations. By exiting this segment, the Company will be better positioned to achieve its financial objective.
One area where we are beginning to make improvements is in the area of merchandise and other revenue, which increased 24.7% during the fourth quarter of fiscal 2011. While we are just scratching the surface of this initiative, here are a few highlights.
•	Spending on a per visitor basis increased slightly in the fourth quarter but remains below our targeted level. Product mix at each permanent venue is being evaluated to insure that inventory better reflects consumer demand in those markets.
•	A complete review of the inventory was completed and a new inventory management system was installed to control costs, manage inventory levels at specific venues, and track better-selling items to ensure adequate inventory levels are maintained.
•	Contracts with vendors are being renegotiated to reduce cost and improve margins. Margins are already improving on merchandise, and we are now tracking those margins by property.
•	New products are being introduced, primarily for Titanic, and will be available in the third quarter well in advance of the 100th anniversary.
As I mentioned earlier, our venue operations professionals are reducing operating costs. When combined with the initiatives to improve merchandise sales, we anticipate that this segment of the business will continue to improve and make a stronger contribution to our gross margins.
In terms of the balance sheet, cash and marketable securities combined were $4.6 million at the end of the fourth quarter. At the end of April, cash and marketable securities totaled $5.7 million. We have had some early success in fiscal 2012 managing our cash more judiciously; however, the business can still be very volatile. In addition, new projects and financing new revenue sources require capital, which has been limited in the last few months, but we’re hopeful that we’ll continue to see improvements.

Our focus is on continuing to carefully manage cash flow, but we’re mindful of the impact economic changes can have on our business. That said, it is important to maintain financial flexibility, so the Company has entered into an agreement with Lincoln Park Capital Fund that will allow us access up to $10 million in additional funds for working capital on our initiatives over a 36-month period. The details of that agreement could be found in our 10-K which was filed this morning, but please note that the agreement itself can be terminated by us at any time and without any cost.
While we presently have no intention to access this line, the Company’s performance over the past two years has limited its access to traditional sources of financing. Therefore, management and the Board elected to enter this agreement with Lincoln Park Capital to provide the Company with a backup source of financing, and a flexibility to respond to opportunities that meet our return-on-investment thresholds should the need arise. Moreover, Lincoln Park Capital has taken the time to understand Premier’s business, and we believe they will be strong partners in helping turn the operations of the Company around.
Before I turn the call back over to Chris, I would like to briefly provide some additional color around first quarter results. While it is not our practice to provide guidance given the cyclicality and volatility of our attendance pattern, we are beginning to see the benefits of some of our restructuring efforts. Attendance for March and April was strong — benefiting from the late Easter holiday — although May has been weaker than expected.

We are also seeing improvement in our G&A run rate. We’ve cut more than $4 million in annualized costs from the business and the benefits of those cuts are becoming evident in the results we’ve seen for March and April. While we will discuss this in more detail on the first quarter call, we believe all the moves we have made to restructure the business, including the G&A reductions we have initiated, will have a positive impact on the Company’s fiscal results for 2012.
Chris?
Christopher Davino: Thanks, Sam. You covered a lot of ground there. I’m sure there’ll be a lot of questions which we’ll take after this brief commentary on where we are now.
So what’s the focus going forward? Really, it’s in three areas, as Sam said. Focusing on driving profitability on our permanent installations. In that regard, continuing to refine our marketing approach, have it work harder, with an overall lower spend. It also means building from recent initiatives in the online and social realms. Obviously, continuing to focus on improving operations across the board, as Sam indicated, we’ve taken significant costs out of the venues in addition to G&A, and we will look to continue to streamline operations and begin to focus on improving retail both in the venues and on our e-commerce platform.
Secondary focus is clearly Titanic. Our goal here is to bring a final, successful conclusion to the court case. We expect a court ruling in August. We are continuing to build out the business model, and in doing so, beginning to address monetizing the assets created during the expedition. At this stage, I really can’t provide too many details on where that’s going, but suffice to say that we feel pretty good about the value-creation opportunities that we have on Titanic.
The third area of focus is successfully launching Dialog in the Dark in New York. In terms of the experience itself, we believe we’ve made significant strides in evolving the property as compared to what we have in Atlanta. Visitors will experience New York-centric environments in total darkness where the scents, sounds, and textures of various city street scenes will create an unforgettable experience.

Importantly, like Titanic, we’re working to build a 360-degree business model around the experience itself with regard to various forms of programming. That will include diversity and corporate training and entertainment programming such as Dating and Dining in the Dark, which are areas that we’ve created and honed in our Atlanta installation. Not only will these various forms of programming produce multiple revenue streams, but they’ll also allow us to engage the community from a B-to-B and B-to-C perspective generating awareness, buzz, and ultimately, advocacy for this truly unique property.
With that, I’m going to open the call up to questions.
Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 on your touch-tone telephone to ask a question. We’ll pause for just a moment to give everyone an opportunity to signal for questions.
Once again, if you’d like to ask a question at this time, please press star 1 on your telephone keypad.
Our first question today will come from Norman Klein.
Norman Klein: Hi, Chris. How are you?
Christopher Davino: Good morning, Norman. Good. How are you?

Norman Klein: Fine. Thank you.
A couple of questions. You both talked a lot about reducing G&A and what you’ve done so far to accomplish that. This is what I don’t understand. The Company is clearly downsizing in size and with eliminating the self-run BODIES — why do we still need six paid directors? Why do we need eight directors? Why can’t we go down to three paid directors, and you and Sellers as the unpaid directors and eliminate $300,000 in annual savings? Why do we still need to be listed on NASDAQ? Why can’t we go to the pink sheets and save how many hundreds of thousands of dollars we’re spending on compliance costs? I don’t understand that.
Christopher Davino: Well, let me take the first issue, Norman. The Board here is — obviously, a relatively large board given the size of the operations. I will tell you that the Board, as I’ve said in the past, is completely engaged. Everyone that is on the Board provides great value.
As I’ve said in the past, look, we’re trying to expand this business well beyond what we’ve had in the past, which has been, you know, a pure-play, relatively static exhibition model and we’re making strides in areas where this Company really had no prior proven core competencies. You know, all the things we’re doing on Titanic, the things that we’re doing on Dialog, all require experience and judgment, and I can tell you that the Board has been invaluable to me and the management team in thinking through all of these aspects to the business as, again, we’re trying to make significant strides in areas where we really haven’t been before. So, while it does come at some costs, in my mind, it’s been extremely value-added. In terms of being listed, look, for us, we’re trying to grow this Company and make it more profitable and we think it’s appropriate that we continue to be listed. I think that’s relatively self-evident. Obviously, you could debate the point, but for us, it’s a relatively easy decision.

Norman Klein: Okay. You know, I guess you’re talking about growing and expanding, but in the meantime, we’re burning through cash, we’re having to go to outside financing possibly if we need it, and here’s an opportunity to literally save a million dollars with little, you know, impact. I mean, to me, it’s do what you got to do now, and then as you start growing again, then you add more directors, then you relist. But, I just don’t understand why we’re not doing those things, but that’s my opinion.
Are we finished with Woods Hole and have they completed their terms of the contract?
Christopher Davino: Certainly not completed. In fact, I think we’ve only really begun to reap the benefits of the relationships that we forged over the last year starting with this expedition. We’ve got a lot of work in front of us to process the data and imagery from the mission. Woods Hole is critical to that — producing all of this will produce various assets, as I said before, the mosaics, the interactive site survey map, all having various uses to create various revenue streams. And, again, all of these parts, in particular, Woods Hole, are critical to those efforts. We’ve got a court hearing in late June. We expect to bring our partners to that hearing to put on great testimony with regards to what this mission has produced for the public’s benefit.
So, obviously, as I said again, Norman, Woods Hole is a critical partner with regards to all of our future work on Titanic. They’ve really been invaluable in what we’re doing and will continue to do so, at least in my judgment.
Norman Klein: And, you’re still planning to produce a CD?
Christopher Davino: Yes, several aspects. One, we’re working with a major cable network to produce a documentary on the expedition. In addition to that we’ve gotten, produced, I don’t know, 70 hours or so of high-def 3D footage that will, in part, be used for the documentary but also give us the opportunity to produce a separate piece, maybe a blue-ray DVD straight-to-home unit that might be a narrated high-def 3D tour of the ship. So, a separate asset we’re hopeful to create over the next couple of months and bring to market, in addition to all of the other assets that we’ve generated here.

Norman Klein: Okay, and just one last one. On the BODIES, we physically returned three and we’re going to return one more at the end of the summer, is that what I heard?
Christopher Davino: Yes, I believe its mid-summer. Yes.
Norman Klein: So how many does that leave us with?
Sam Weiser: It would leave us with two BODIES...The Exhibition sets and four BODIES Revealed sets. So we will end up with, after this summer, we will have three permanent locations and four touring units.
Christopher Davino: And the benefit there, Norman, in addition to the obvious, we’re taking $3 or $4 million in fixed lease costs out of the system. With regards to the touring model, the sets that we will have available to tour won’t have fixed lease costs associated with them so we can be much more opportunistic in putting those shows out into the marketplace.
You know, it’s different than the pressure that we faced over the last couple of years when we had to carry $6 million in lease costs; and, therefore, having the need to put the shows into the market continuously.
So I think it’s a very important change. The permanent installations, at least two of them, will have the Sui sets and those installations make money, obviously.
Norman Klein: Okay, thank you very much. Good luck.

Christopher Davino: Thanks, Norman, appreciate the questions.
Operator: We’ll go next to Sam Yake with BGB Securities.
Sam Yake: Yes, hello, thanks for taking my questions.
Christopher Davino: Good morning, Sam.
Sam Yake: Yes, I was just wondering, what is your understanding — I’m trying to figure out, if the court has a judicially approved auction in their ruling coming up and you have an auction, I know they put a price, I think it was like $110 million of the appraisal, I’m just wondering, let’s say, when I study a Titanic auction, every time an artifact comes up it realizes way, way more than the pre-auction estimates.
And I’m just wondering, if you have an auction and say things sell for $200 million, is it clear that Premier gets to keep anything over that amount, over the $110 million?
Christopher Davino: Look, I think the short answer is, yes. I mean, I don’t want to get into the various ways that this might play out; but, hypothetically, if down the road there was an auction, yes, I think we would clearly get the benefit of those proceeds.
Sam Yake: So it’s pretty clear the court said you have — you’re entitled to 100% of the value of those artifacts then?
Christopher Davino: Absolutely.
Brian Wainger: Chris, may I interject?

Christopher Davino: Please Brian, go ahead.
Brian Wainger: This is Brian Wainger and I work with the Company, represent the Company in that salvage case. The value of the salvage lien has been placed at $110 million. We believe there is some expectation that if there were to be an auction that Premier could obtain 100% of the auction price. But, we should understand that right now the salvage lien has been set at $110 million so we should not have expectations that any additional monies beyond that would come in if there were an auction. And, so that’s where we should set our expectations. If more money where to come in and the court were to determine that because it has already decided that the Company’s entitled to 100% of the value of the artifacts, therefore, the best way to determine the value of the artifacts if that price were above $110 million would be to pay the Company the full auction price. That is a possibility.
But, for now, our expectation should be set at the award of the salvage lien of $110 million.
Sam Yake: Okay, so I understand that. So it’s not entirely clear then, it’s a little bit up in the air?
Brian Wainger: I would say it is a little bit up in the air.
Sam Yake: Okay. And then I had one other question maybe you can help clear me up. Do you have any clear guidance from the courts? When you — can you go to the wreck site and salvage more artifacts and is there clear title if you do that? I mean, I have trouble figuring out what is the standard on that? I mean, your ability to go to the wreck site and salvage more artifacts and then who has title to them? Is there — do you have clear guidance on that?
Brian Wainger: Is that for Chris or for Brian?

Christopher Davino: Go ahead. Take it away, Brian. You’ll articulate that better than I.
Brian Wainger: The Company continues to maintain its salvor in possession rights. The Company can go back and recover artifacts from the wreck site. If those artifacts are recovered and the Company brings those artifacts back to the court, which has jurisdiction over the wreck site, with regard to those artifacts, we would go through the same process that we have gone through with respect to all of the other artifacts that have been recovered since 1987. That is, we would present them to the court, we would move, at some point, for a salvaged lien, we would obtain a fair market appraisal on those new artifacts and we would ask the court to give us a salvor award either through an in specie award or through a sale of those artifacts as well.
Sam Yake: I see. Thank you very much.
Christopher Davino: Thank you, Sam.
Operator: We’ll go next to Jacob Wolinsky with Value Advisors.
Christopher Davino: Jacob?
Operator: And it looks like he disconnected.
We’ll go next to Jason Brazwell.
Jason Brazwell: Good morning, Chris and Sam. Thanks for taking my call.
Christopher Davino: Good morning.

Jason Brazwell: Two questions for you. The first question is the salvage award. If Premier Exhibitions did receive the $110 million from the court, can you give me any clarity on the tax implications of receiving that cash award?
Sam Weiser: Yes. The Company had a very limited basis in the assets and in the event that the cash award was set at $110 million and that’s what we received, we would have ordinary income obligations from a tax perspective, although we are taking steps and continue to work with our advisors at PricewaterhouseCoopers to mitigate any tax implications that might arise from a cash award.
Jason Brazwell: Thank you. When you say basis can you give me an idea of what you’re looking at right now?
Sam Weiser: Yes, I think our basis in these assets is more in the neighborhood of about $20 million.
Jason Brazwell: Okay, thank you. And then you think anything above that would just be taxed at ordinary income rates depending on what your auditor or accountant works out?
Sam Weiser: Yes.
Jason Brazwell: Okay, all right. Thank you. And the second question is, can you give us an update on the joint venture with Michael Cohl? Are there any new updates there?
Christopher Davino: I guess I would characterize it this way. It’s been a great working relationship. S2BN brings not only the potential capital to the table for projects like Playboy but they’ve got relationships the world over, promotional capabilities, a lot of development resources. So, they’ve been a very good partner.

We are continuing to look at projects together, not all the projects that we’ve looked are we contemplating doing with S2BN but they’ve been a really valued partner and they bring a lot to the table.
Jason Brazwell: All right, thank you.
Christopher Davino: Thanks, Jason.
Operator: As a reminder, if you’d like to ask a question at this time, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone.
If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.
Our next question will come from Anthony Bozanich with BGI Capital.
Anthony Bozanich: Yes, hello, I had a question about the Lincoln Park Capital potential financing. If that should be necessary, what valuation are they willing to invest at?
Sam Weiser: Quite frankly I don’t have all of the specifics but it is a multiple based upon the market value of the stock at the time at which the Company accesses the line. So, I think it’s detailed — let me see if I can pull up the press release information very quickly but -it’s roughly a variation of about 90% of the market at the time we draw on the line.
Anthony Bozanich: Okay, yes. I didn’t see it in the press release but it’s about a 10% discount to the market price when you need it?
Sam Weiser: Correct.

Anthony Bozanich: Okay, thank you.
Operator: We have no further questions at this time. At this time I would like to turn the conference back over to today’s speakers for any additional or closing remarks.
Christopher Davino: Well, thank you everyone again for participating this morning. As always, Sam and I are available if you have questions after today — don’t hesitate to call us in the office.
Thank you and have a great day.
Operator: Thank you for your participation in the Premier Exhibitions Inc. earnings call. I you have any further questions or comments you may contact the Company directly.
This concludes today’s call.
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